Exhibit 3.1

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

NOBLE CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 5 FEBRUARY 2021)

1	The name of the Company is Noble Corporation.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s Shares.

5

The share capital of the Company is US$6,000 divided into 500,000,000 ordinary shares of a par value of US$0.00001 each and 100,000,000 shares of a par value of US$0.00001 each of such class or classes having the rights as the Board may determine from time to time in accordance with Article 3 of the Amended and Restated Articles of Association of the Company.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.